Exhibit 10.1

Sport Endurance, Inc.
222 Broadway, 19th Floor
New York, NY 10038

January 17, 2018

Re: Sport Endurance, Inc. / Senior Secured Promissory Notes

Dear Sirs:

This letter agreement (the “Agreement”), by and between Sport Endurance, Inc. (the “Company”) and  _________, acknowledges that in exchange for good and valuable consideration, the Company and ________ agree to amend the terms of three Senior Secured Promissory Notes (the “Notes”) which ________ has acquired. Two of the Notes were issued by the Company to investors and the third was issued to ____________. They were due on December 27, 2017. In consideration of ___________ agreeing to waive the default under the Notes, the Company shall cancel the Notes and issue _________ a new Senior Secured Convertible Note in the principal sum of $542,343 (the “New Note”) payable on January 17, 2019 and convertible at $0.03 per share. The form of the New Note is annexed as Exhibit A.  The New Note shall be subject to the Security Agreement entered into by and between the Company and
___________, dated November 17, 2017.

____________ hereby waives that provision of the Notes providing for a default penalty.  Upon execution of this Agreement and execution and  delivery to __________ of  the New Note,  the Company is authorized to cancel the Notes.

Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument. All terms not defined in this Agreement shall have the same meaning as in the New Note.

Please sign below evidencing your agreement to be bound by this Agreement and return it to us.

Very truly yours,

_________________________
David Lelong
President and CEO

We hereby agree to the foregoing:

By:
Its:

By:
Name:
Title: